Exhibit 99.1

Explanation of Responses

(2) Prior to the transaction reported by this Form 4, Warburg Pincus International Partners, L.P., a Delaware limited partnership (“WPIP”), was the direct record owner of 5,160,093 shares of Polypore International, Inc. Common Stock (“Common Stock”).

Following the transaction reported herein, WPIP is the direct record holder of 3,053,628 shares of Common Stock.

The sole general partner of WPIP is Warburg Pincus Partners LLC, a New York limited liability company (“WPP LLC”).  Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP LLC.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WPIP.  Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC.  Mr. Kaye and Mr. Landy may be deemed to control WP.  Each of WP, WP LLC, WPP LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of Common Stock except to the extent of any indirect pecuniary interest therein.